SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934

        Quepasa Corporation
(Name of Issuer)

         Common Stock, par value $0.001 per share
(Title of Class of Securities)

             74833W206
(CUSIP Number)

October 16, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)
☒  Rule 13d-1(c)
☐  Rule 13d-1(d)

SCHEDULE 13G

CUSIP No. 74833W206

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON First New York Securities LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION New York
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 432,106
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 432,106
		8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 432,106
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.5%
12)	TYPE OF REPORTING PERSON BD

SCHEDULE 13G

CUSIP No. 74833W206

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Steve Heinemann
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 188,670
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 188,670
		8)	SHARED DISPOSITIVE POWER 143,452
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 332,122
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.7%
12)	TYPE OF REPORTING PERSON IN

SCHEDULE 13G

CUSIP No. 74833W206

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Jay Goldstein
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 11,306
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 11,306
		8)	SHARED DISPOSITIVE POWER 181,648
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 192,954
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6%
12)	TYPE OF REPORTING PERSON IN

SCHEDULE 13G

CUSIP No. 74833W206

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Doug Lipton
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 47,972
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 47,972
		8)	SHARED DISPOSITIVE POWER 143,452
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 191,424
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6%
12)	TYPE OF REPORTING PERSON IN

SCHEDULE 13G

CUSIP No. 74833W206

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON David Nguyen
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 20,000
		6)	SHARED VOTING POWER 0
		7)	SOLE DISPOSITIVE POWER 20,000
		8)	SHARED DISPOSITIVE POWER 83,406
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 103,406
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%
12)	TYPE OF REPORTING PERSON IN

Schedule 13G

Item 1(a).	Name of Issuer:

Quepasa Corporation

Item 1(b).	Address of Issuer’s Principal Executive Offices:

7550 E. Redfield Rd., Suite A
Scottsdale, AZ 85260

Item 2(a).      Name of Person Filing:

(1)           First New York Securities LLC (“FNYS”)

(2)           Steve Heinemann.  Mr. Heinemann is employed by and trades securities of the issuer for the proprietary account of FNYS.

(3)           Jay Goldstein. Mr. Goldstein is a Partner of FNYS.

(4)           Doug Lipton.  Mr. Lipton is a Partner of FNYS.

(5)           David Nguyen.  Mr. Nguyen is a Partner of FNYS.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

(1)	First New York Securities L.L.C. 90 Park Avenue , 5th Floor
New York, NY  10016

(2)	Steve Heinemann c/o First New York Securities L.L.C.
90 Park Avenue, 5th Floor
New York, NY  10016

(3)	Jay Goldstein c/o First New York Securities L.L.C.
90 Park Avenue, 5th Floor
New York, NY  10016

(4)	Doug Lipton c/o First New York Securities L.L.C.
90 Park Avenue, 5th Floor
New York, NY  10016

(5)	David Nguyen c/o First New York Securities L.L.C.
90 Park Avenue, 5th Floor
New York, NY  10016

Item 2(c).	Citizenship:

(1)	First New York Securities L.L.C. New York

(2)	Steve Heinemann United States

(3)	Jay Goldstein United States

(4)	Doug Lipton United States

(5)	David Nguyen United States

Item 2(d).	Title of Class of Securities:

Common Stock, par value $.001 per share

Item 2(e).	CUSIP Number:

74833W206

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

(c)	☐	Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

(d)	☐	Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

(e)	☐	Investment Adviser in accordance with § 240.13d-1(b)(1)(ii)(E)

(f)	☐	Employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F)

(g)	☐	Parent Holding Company or control person in accordance with §240.13d-1(b)(ii)(G)

(h)	☐	Savings Association as defined in §3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

(i)	☐	Church plan that is excluded from the definition of an investment company under §3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

(j)	☐	Group, in accordance with §240.13d-1(b)(ii)(J)

Item 4.	Ownership.

(a)	Amount beneficially owned:

(1)	First New York Securities L.L.C. 432,106

(2)	Steve Heinemann 332,122

(3)	Jay Goldstein 192,954

(4)	Doug Lipton 191,424

(5)	David Nguyen 103,406

(b)	Percent of class[1]:

(1)	First New York Securities L.L.C. 3.5%

(2)	Steve Heinemann 2.7%

(3)	Jay Goldstein 1.6%

(4)	Doug Lipton 1.6%

(5)	David Nguyen 0.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

(1)	First New York Securities L.L.C. 432,106

(2)	Steve Heinemann 188,670

(3)	Jay Goldstein 11,306

(4)	Doug Lipton 47,972[2]

(5)	David Nguyen 20,000

(ii)	Shared power to vote or to direct the vote:

(1)	First New York Securities L.L.C. 0

(2)	Steve Heinemann 0

(3)	Jay Goldstein 0

(4)	Doug Lipton 0

(5)	David Nguyen 0

(iii)	Sole power to dispose or to direct the disposition of:

(1)	First New York Securities L.L.C. 432,106

(2)	Steve Heinemann 188,670

(3)	Jay Goldstein 11,306

(4)	Doug Lipton 47,972

(5)	David Nguyen 20,000

-------------------------------------------
1 Percentages are based on 12,270,761 shares of Common Stock outstanding (as set forth in the Issuer’s Form 10-QSB filed on August 15, 2007).

2 Includes shares held by Stephen, Michael and Gulia Marie Lipton (Doug Lipton’s children).

(iv)	Shared power to dispose or to direct the disposition of:

(1)	First New York Securities L.L.C. 0

(2)	Steve Heinemann 143,452

(3)	Jay Goldstein 181,648

(4)	Doug Lipton 143,452

(5)	David Nguyen 103,406

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.       Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  October 24, 2007                                               FIRST NEW YORK SECURITIES LLC

By: /s/ Harris Suffian
   Name: Harris Sufian
   Title: Managing Member

/s/ Steve Heinemann
Steve Heinemann

/s/ Jay Goldstein
Jay Goldstein

/s/ Doug Lipton
Doug Lipton

/s/ David Nguyen
David Nguyen

Exhibit 1

AGREEMENT OF JOINT FILING

Pursuant to rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the “Statement”) to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed is on the behalf of each of them.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of October 24, 2007.

FIRST NEW YORK SECURITIES L.L.C.

By: /s/ Harris Sufian
   Name: Harris Sufian
   Title: Managing Member

/s/ Steve Heinemann
Steve Heinemann

/s/ Jay Goldstein
Jay Goldstein

/s/ Doug Lipton
Doug Lipton

/s/ David Nguyen
David Nguyen